Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC Healthcare, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com
IPC Healthcare Reports Second-Quarter 2015 Financial Results
-- Company Achieves Record Sequential Second Quarter and Year-to-date Headcount Growth --
North Hollywood, CA—July 29, 2015—IPC Healthcare, Inc. (NASDAQ: IPCM), a leading national acute hospitalist and post-acute provider group practice, today announced financial results for the second quarter ended June 30, 2015. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.
Second Quarter 2015 Highlights (comparisons are to second quarter 2014):

•	Headcount growth of 16% or 287 net providers added over prior year quarter, bringing the total to 2,031 providers.

•	Net revenue increased 7% to $184.0 million, despite cessation of Medicaid parity at the end of 2014.

•	Patient encounters increased 14% to 1,964,000.
Six Months Ended June 30, 2015 Highlights (comparisons are to six months ended June 30, 2014):

•	Net revenue increased 6% to $364.8 million, despite cessation of Medicaid parity at the end of 2014.

•	Patient encounters increased 13% to 3,927,000.
Adam D. Singer, M.D., Chief Executive Officer of IPC Healthcare, said, “Our operating results for the quarter demonstrate our ability to continue to grow the business, despite the net revenue headwind caused by the cessation of Medicaid parity at the end of 2014. We are pleased with the 14% growth in patient encounters for the quarter, and we continue to anticipate double digit growth of encounters for the full year 2015. Our growth in encounters has been driven by a record level of 70 net providers added sequentially for the quarter and 164 net providers added on a year-to-date basis. Our headcount growth was driven by a fairly even combination of organic hires and strong acquisition activity.”
Dr. Singer added, “At the beginning of this month, we commenced participation in the Medicare Bundled Payment Care Improvement initiative. While the program does have some downside risk, we are very excited about our potential upside benefit, as our business model has always been and continues to be patient centric with a focus on improved patient outcomes and the lowering of healthcare costs.”
Second Quarter 2015
Patient encounters for the three months ended June 30, 2015 increased by 237,000, or 13.7%, to 1,964,000, compared with 1,727,000 for the same period in the prior year. Net revenue for the three months ended June 30, 2015 was $184.0 million, an increase of $11.7 million, or 6.8%, from $172.3 million for the same period in the prior year. The difference between revenue growth and encounter growth is principally related to Medicaid Parity, which largely expired at the end of 2014, and the exiting of a few facility contracts during 2014. Of this $11.7 million increase, 52.3% was attributable to same-market area growth, including new hires and tuck-in acquisitions, and 47.7% was attributable to revenue generated from operations in new markets. Same-market encounters increased 9.8%, and same-market net revenue increased 3.6%. Adjusting for Medicaid Parity and the exiting of certain contracted facilities in 2014, same-market encounter growth and net revenue growth would have been approximately 10.8% and 9.9%, respectively.
Physician practice salaries, benefits and other expenses for the three months ended June 30, 2015 were $135.7 million, or 73.7% of net revenue, compared with $125.7 million, or 73.0% of net revenue, for the same period in the prior year. The 70 basis point increase in costs as a percentage of revenue is due to the acquisition of certain practices that are operating below the Company’s average gross margin.

General and administrative expenses increased $3.0 million, or 10.5%, to $31.3 million, or 17% of net revenue, for the three months ended June 30, 2015, compared with $28.3 million, or 16.4% of net revenue, for the same period in the prior year. Adjusting for the cessation of Medicaid Parity, general and administrative expenses would have been 16.4% of net revenue for the three months ended June 30, 2015. The dollar increase in expense is primarily the result of increased costs to support the continuing growth of operations. Excluding stock-based compensation and the cessation of Medicaid Parity, general and administrative expenses were 15.5% of net revenue for the three months ended June 30, 2015, compared with 15.3% of net revenue for the same period in the prior year.
The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was an increase to expense of $1.2 million and a reduction to expense of $0.7 million for the three months ended June 30, 2015 and 2014, respectively. The $1.2 million increase was largely associated with a practice acquired in 2013 in the post-acute setting in New York. Because the fair value of contingent consideration for this practice is generally based on a certain multiple of operating results, a recent moderate improvement in projected earnings resulted in a large increase to expense.
Adjusted EBITDA for the three months ended June 30, 2015 decreased 6.7% to $17.0 million, or an adjusted EBITDA margin of 9.3%, compared with adjusted EBITDA of $18.2 million, or an adjusted EBITDA margin of 10.6% for the same period in the prior year.
The effective tax rate for the three months ended June 30, 2015 and 2014 was 38.0% and 38.3%, respectively.
Adjusted net income for the three months ended June 30, 2015 decreased 6.9% to $9.5 million, or a 5.2% adjusted net income margin, compared with adjusted net income of $10.2 million, or a 5.9% adjusted net income margin, for the same period in the prior year. GAAP net income was $8.8 million for the three months ended June 30, 2015, compared with $10.6 million for the same period in the prior year, and GAAP net income margin was 4.8% and 6.2% for the three months ended June 30, 2015 and 2014, respectively.
Adjusted diluted earnings per share for the three months ended June 30, 2015 and 2014 was $0.53 and $0.58, respectively. GAAP diluted earnings per share was $0.49 and $0.61 for the three months ended June 30, 2015 and 2014, respectively.
Liquidity and Capital Resources
As of June 30, 2015, IPC had approximately $46.3 million in liquidity, which is composed of $11.6 million in cash and cash equivalents, and an available line of credit of $34.7 million. IPC had borrowings of $90.0 million from its revolving line of credit outstanding at June 30, 2015.
Net cash provided by operating activities for the six months ended June 30, 2015 was $32.7 million, compared with $26.1 million for the same period in the prior year. The change in working capital during the six months ended June 30, 2015 was largely related to a decrease in prepaid expenses and other current assets of $6.8 million, an increase in accounts payable and accrued liabilities of $1.7 million, and a decrease in accrued compensation of $3.4 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 58 DSO and 60 DSO as of June 30, 2015 and December 31, 2014, respectively.
Net cash used in investing activities was $48.8 million for the six months ended June 30, 2015, compared with $24.1 million for the same period in the prior year. Cash of $45.8 million was used during the six months ended June 30, 2015 for physician practice acquisitions and contingent consideration payments on prior acquisitions, compared with $21.6 million for the same period in the prior year.

For the six months ended June 30, 2015, net cash provided by financing activities was $12.7 million, compared with net cash used in financing activities of $0.8 million for the same period in the prior year. During the six months ended June 30, 2015, the Company repaid $25.0 million of its outstanding revolving line of credit and borrowed $35.0 million under the revolving line of credit to fund its practice acquisitions. During the six months ended June 30, 2014, the Company repaid

$5.0 million of its outstanding revolving line of credit.
2015 Guidance
The Company reaffirms its guidance for the full year 2015 and expects revenue to be in the range of $752.0 million to $766.0 million, based on 8.3 million to 8.5 million encounters, adjusted EBITDA in the range of $71.0 million to $74.0 million, and adjusted diluted earnings per share in the range of $2.14 to $2.27. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 17.8 million for the year; (ii) a 38.0% effective tax rate, (iii) $7.9 million in stock-based compensation expense, and (iv) $7.2 million in depreciation and amortization expense. Not included in the assumptions are (i) new market practice acquisitions completed after today’s date, and (ii) future gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions.

Reconciliation of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures of adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted net income and adjusted diluted earnings per share.
During the three and six months ended June 30, 2015 and 2014, the Company reported a change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent consideration,” or “net change in fair value”. The fair value of accrued contingent consideration is largely determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.
During the three months ended June 30, 2015 and 2014, the Company recorded an increase to expense of $1,174,000 and a reduction to expense of $695,000, respectively, as a net change in fair value, and during the six months ended June 30, 2015 and 2014, the Company recorded an increase to expense of $5,858,000 and a reduction to expense of $1,078,000, respectively, as a net change in fair value. In this press release, GAAP financial measurements of net income and diluted earnings per share, as well as a non-GAAP financial measurement of EBITDA have been adjusted to exclude the amount of the net change in fair value of contingent consideration. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.
The following unaudited tables reconcile non-GAAP financial information to net income and diluted earnings per share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended June 30,
	2015			2014
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$14,397	$1,174	$15,571	$17,576	$(695)	$16,881
Investment income	—	—	—	1	—	1
Interest expense	(283)	—	(283)	(382)	—	(382)
Income before income taxes	14,114	1,174	15,288	17,195	(695)	16,500
Income tax provision	5,364	447	5,811	6,586	(266)	6,320
Net income	$8,750	$727	$9,477	$10,609	$(429)	$10,180
Earnings per share (diluted)	$0.49	$0.04	$0.53	$0.61	$(0.03)	$0.58
Weighted average shares (diluted)	17,875,722		17,875,722	17,515,938		17,515,938

	Six Months Ended June 30,
	2015			2014
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$25,010	$5,858	$30,868	$34,540	$(1,078)	$33,462
Investment income	1	—	1	2	—	2
Interest expense	(560)	—	(560)	(696)	—	(696)
Income before income taxes	24,451	5,858	30,309	33,846	(1,078)	32,768
Income tax provision (benefit)	9,291	2,226	11,517	12,963	(413)	12,550
Net income	$15,160	$3,632	$18,792	$20,883	$(665)	$20,218
Earnings per share (diluted)	$0.85	$0.20	$1.05	$1.19	$(0.04)	$1.15
Weighted average shares (diluted)	17,822,390		17,822,390	17,556,945		17,556,945
The following unaudited table reconciles the non-GAAP financial measurement of adjusted EBITDA to income from operations, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income from operations (GAAP)	$14,397	$17,576	$25,010	$34,540
Plus: Depreciation and amortization	1,461	1,366	2,976	2,631
EBITDA (non-GAAP)	15,858	18,942	27,986	37,171
Less: Net change in fair value of contingent consideration	1,174	(695)	5,858	(1,078)
Adjusted EBITDA (non-GAAP)	$17,032	$18,247	$33,844	$36,093
Conference Call Information
IPC Healthcare will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.ipchealthcare.com. A webcast replay can be accessed at the same site beginning July 29, 2015 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 29, 2015 at 11:59 p.m.

About IPC Healthcare
IPC Healthcare, Inc. (NASDAQ:IPCM) is a leading national acute hospitalist and post-acute provider group practice company. IPC Healthcare's affiliated physicians and other clinical providers practice in over 390 hospitals and 1,980 post-acute care facilities. The Company offers its more than 2,030 employed clinicians comprehensive training, information technology, and management support systems to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.ipchealthcare.com.
Safe Harbor Statement
Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2015 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.
IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC Healthcare, Inc.
Consolidated Balance Sheets
(dollars in thousands, except for share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,565	$14,913
Accounts receivable, net	121,699	122,092
Insurance receivable for malpractice claims, current portion	12,322	12,564
Prepaid expenses and other current assets	14,121	20,876
Total current assets	159,707	170,445
Property and equipment, net	8,960	8,798
Goodwill	458,494	408,988
Other intangible assets, net	4,924	4,957
Insurance receivable for malpractice claims, less current portion	22,999	21,574
Total assets	$655,084	$614,762
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,829	$8,388
Accrued compensation	37,544	40,907
Payable for practice acquisitions, current portion	49,611	35,411
Medical malpractice and self-insurance reserves, current portion	12,889	13,079
Deferred tax liabilities, current portion	584	584
Total current liabilities	108,457	98,369
Long-term debt	90,000	80,000
Medical malpractice and self-insurance reserves, less current portion	49,129	47,239
Payable for practice acquisitions, less current portion	4,496	9,500
Deferred tax liabilities, less current portion	13,622	11,737
Total liabilities	265,704	246,845
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,414,907 and 17,242,209 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	17	17
Additional paid-in capital	188,144	181,841
Retained earnings	201,219	186,059
Total stockholders’ equity	389,380	367,917
Total liabilities and stockholders’ equity	$655,084	$614,762

IPC Healthcare, Inc.
Consolidated Statements of Income
(dollars in thousands, except for per share data)

	Three Months Ended June 30, 2015		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$184,026	$172,268	$364,797	$344,994
Operating expenses:
Cost of services—physician practice salaries, benefits and other	135,677	125,687	269,844	252,960
General and administrative	31,317	28,334	61,109	55,941
Net change in fair value of contingent consideration	1,174	(695)	5,858	(1,078)
Depreciation and amortization	1,461	1,366	2,976	2,631
Total operating expenses	169,629	154,692	339,787	310,454
Income from operations	14,397	17,576	25,010	34,540
Investment income	—	1	1	2
Interest expense	(283)	(382)	(560)	(696)
Income before income taxes	14,114	17,195	24,451	33,846
Income tax provision	5,364	6,586	9,291	12,963
Net income	$8,750	$10,609	$15,160	$20,883
Net income per share:
Basic	$0.50	$0.62	$0.87	$1.22
Diluted	$0.49	$0.61	$0.85	$1.19
Weighted average shares:
Basic	17,388,646	17,123,840	17,345,822	17,089,410
Diluted	17,875,722	17,515,938	17,822,390	17,556,945

IPC Healthcare, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$15,160	$20,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,976	2,631
Stock-based compensation expense	3,688	4,024
Changes in assets and liabilities:
Accounts receivable	393	(9,710)
Prepaid expenses and other current assets	6,755	7,452
Accounts payable and accrued expenses	1,667	3,400
Accrued compensation	(3,363)	(1,199)
Medical malpractice and self-insurance reserves, net	517	1,937
Accrued contingent consideration	4,884	(3,304)
Net cash provided by operating activities	32,677	26,114
Investing activities
Acquisitions of physician practices	(45,831)	(21,575)
Purchase of property and equipment	(2,931)	(2,485)
Net cash used in investing activities	(48,762)	(24,060)
Financing activities
Proceeds from long-term debt	35,000	—
Repayments of long-term debt	(25,000)	(5,000)
Net proceeds from issuance of common stock	2,526	3,648
Excess tax benefits from stock-based compensation	211	585
Net cash provided by (used in) financing activities	12,737	(767)
Net (decrease) increase in cash and cash equivalents	(3,348)	1,287
Cash and cash equivalents, beginning of period	14,913	25,010
Cash and cash equivalents, end of period	$11,565	$26,297

IPC Healthcare, Inc.
Operating Data
(unaudited)
Patient Encounter Data:
The following is a summary of the Company's patient encounters for the seven consecutive quarters ended June 30, 2015 (in thousands):

		Quarter Ended
	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015
Patient encounters	1,613	1,764	1,727	1,749	1,828	1,963	1,964
Employee Data:
The following is a summary of the Company's affiliated clinicians employed at the end of the seven consecutive quarters ended June 30, 2015:

		Quarter Ended
	Dec 31 2013	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015
Employed physicians	1,257	1,212	1,184	1,251	1,259	1,300	1,288
Nurse practitioners and physician assistants	508	501	560	587	608	661	743
Total	1,765	1,713	1,744	1,838	1,867	1,961	2,031